Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 20, 2004 (the “Effective Date”) between Grande Communications, Inc., a Delaware corporation with principal offices located in San Marcos, Texas (the “Company”), and William E. Morrow (the “Executive”).

WHEREAS, the Company and the Executive have agreed to enter into this Agreement to provide for the continued employment of the Executive under the terms set forth herein.

WHEREAS, the Company is in engaged in the telecommunications business and has expended a great deal of time, money, and effort to develop and maintain proprietary Confidential Information which, if misused or disclosed, could be harmful to the Company’s business.

WHEREAS, the Executive recognizes and acknowledges that the Executive’s position with the Company will provide the Executive with access to Confidential Information of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. The Executive is hereby employed as Chief Executive Officer of the Company. The Executive’s employment with the Company shall be on an at-will basis and not for any definite term (the “Contract Period”). Either the Executive or the Company may terminate this employment relationship at any time, for any reason or no reason, pursuant to Section 10 below. As Chief Executive Officer, the Executive shall have full responsibility and authority for management of the day-to-day operations of the Company and shall render related management services to the Company of the type customarily performed by persons serving in such capacity. The Executive shall report directly to the Company’s Board of Directors, and shall also perform such duties as the Company's Board of Directors may from time to time reasonably direct.

2. Location of Services. During the term of this agreement, the Executive shall perform services at the Company’s various offices, but shall be principally located at the offices of the Company located in the Austin/San Antonio Corridor, Texas area.

3. Salary. The Company shall pay the Executive for the services to be rendered hereunder during the Contract Period a base salary at the rate of $325,000 per annum with such increases as may be determined by the Board of Directors from time to time in its discretion with the minimum increase being consistent with that of the other senior officers of the Company (the “Base Salary”). The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Executive otherwise agrees in writing. The Base Salary shall be payable in equal monthly installments to the Executive and subject to such deductions and withholdings as are required to be made pursuant to applicable governmental laws, rules and regulations.

4. Bonuses. The Executive shall be eligible to earn an annual bonus during each fiscal year (such year being referred to herein as a “Bonus Period”) that he remains an executive employee of the Company through the end of the Bonus Period. For each Bonus Period the Executive and the Board of Directors shall adopt written performance goals within the Bonus Period (“Annual Goals”). If Annual Goals are met for a Bonus Period, the Executive shall earn a bonus equal to 50% of his then current Base Salary (for the avoidance of doubt, a delay by any person in the adoption of written performance goals shall not deny the Executive any bonus or, upon the adoption and achievement of such goals, delay in any way the payment thereof). If only certain of such Annual Goals are met, or Annual Goals are met only in part, for such Bonus Period, the Executive may earn a bonus, if any, equal to an amount to be determined by at the sole discretion of the Board of Directors. If Annual Goals are exceeded for a given Bonus Period, Executive shall be eligible to earn a bonus for such Bonus Period greater than 50%, but less than 100% of his then current salary, as determined by the Board of Directors, in its sole discretion. Annual bonuses shall be payable to the Executive within 45 days after the end of the applicable Bonus Period (or within 30 days of the date on which it is determined that the Annual Goals have been met, exceeded, or not met, whichever is later). Nothing in this paragraph 4 shall limit the Board of Directors from awarding additional bonuses to the Executive based upon achievement of Company objectives, other than the Annual Goals, during the Bonus Period, in the sole discretion of the Board.

5. Participation in Employee Benefit Plans. The Executive shall be entitled to participate, on the same basis as other of the Company’s executive employees, in any group life insurance, medical coverage, education, or other retirement or employee pension or welfare plan or benefits that the Company has adopted or may adopt for the benefit of its executive employees. The Executive shall be entitled to participate in any fringe benefits, which are now or may be or become applicable to the Company’s executive employees generally as determined by the Board of Directors. Nothing in this paragraph 6 limits the Company’s ability to modify, alter or eliminate any of its employee benefit plans or fringe benefits, except as prohibited by applicable law.

6. Business Expenses. The Company will reimburse Executive for all ordinary and necessary business expenses incurred by the Executive in the course of his employment by the Company, subject to providing the Company receipts and other appropriate documentation of such expenses. Executive agrees that, if at any time any payment made to Executive by the Company as a business expense reimbursement shall be disallowed in whole or in part as a non-deductible expense of the Company by any taxing authority, Executive shall reimburse the Company to the full extent of such disallowance, with interest thereon at the rate that would be charged by the Internal Revenue Service for such period from the date of reimbursement by the Executive until repaid.

7. Stock Options.

a) Executive currently has options to purchase shares of the Company’s common stock (the “Options”), which are governed by the terms and conditions of the Company’s 2000 Stock Incentive Plan (the “Plan”). If Executive’s employment is terminated for Cause or there is a Voluntary Termination, as defined in Section 10 herein, the Options vesting schedule shall terminate immediately upon the termination of the Executive’s employment, and no further Options shall vest.

b) If the Executive dies while employed by the Company, no further installments of these Options shall become vested and exercisable; provided, the Options may be exercised, to the extent otherwise exercisable on the date of his death, by his estate, personal representative or beneficiary to whom the Options have been assigned pursuant to Section 13, at any time within twelve (12) months after the date of death, but not later than the scheduled expiration date. If the Executive’s employment by the Company is terminated by reason of his Total Disability, no further installments of the Options shall become vested and exercisable; provided, the Options may be exercised, to the extent otherwise exercisable on the date his employment was terminated, at any time within twelve (12) months after the date of such termination, but not later than the scheduled expiration date. At the expiration of such twelve (12) months or the scheduled expiration date, whichever is the earlier, the Options shall terminate and the only rights hereunder shall be those as to which the Options was properly exercised before such termination.

c) If the Executive’s employment is terminated without Cause or for Good Reason by the Executive, the Options shall continue to vest throughout the Severance Pay Period. The Executive will have 90 days after the expiration of the Severance Pay Period to exercise any vested Options.

8. Standards. The Executive shall perform the Executive’s duties and responsibilities under this Agreement as his full time employment to the best of his abilities in accordance with such reasonable standards as may be established from time to time by the Board of Directors of the Company. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the Company’s industry. Executive shall not undertake any other employment or consultant without the prior written consent of the Board of Directors.

9. Vacations. The Executive shall be entitled to annual paid vacation of at least three weeks per year or such longer period as the Board of Directors of the Company may approve. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

10. Termination of Employment.

a) Death or Total Disability. Except as provided for in Section 7(b)(2) hereof, in the event of the death or Total Disability of the Executive during the Contract Period, the Company shall have no further obligations or liability hereunder, except to pay to the Executive or the Executive’s estate (in addition to and without regard for any benefits due under any insurance, retirement or other plan of the Company or any other person or entity) the amount of the Executive’s Base Salary accrued but unpaid at the date of the Executive’s death or Total Disability, as the case may be. “Total Disability” means a mental or physical condition which in the reasonable opinion of the Directors renders the Executive unable or incompetent to carry out the job responsibilities attendant to his position with the Company, which condition shall have existed for a period of 120 or more consecutive days or for a total of 180 days in any period of twelve consecutive months.

b) Termination.

(1) The Company may terminate the Contract Period for Cause and cancel its obligations to the Executive hereunder (except for obligations accrued but unpaid to the effective date of termination) upon written notice to the Executive. Without limiting the generality of the foregoing, the Executive shall not be entitled to any severance or termination pay or the continuation of any benefits then provided to the Executive by the Company. As used herein the term “Cause” shall mean (i) the commission by the Executive of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud, (ii) conduct by the Executive tending to bring the Company into substantial public disgrace or disrepute, (iii) failure of the Executive to perform (in any material respect) his obligations under this Agreement or the reasonably directives of the Board of Directors; provided, that the Board of Directors shall give Executive notice of such failure and Executive shall have thirty (30) day’s to cure such failure, which if such failure is not cured during said thirty (30) day period, the Board of Directors shall have the immediate right to terminate the Executive; (iv) gross negligence or willful misconduct by the Executive in providing the services required hereby, or (v) the habitual use of alcohol or drugs.

(2) The Contract Period also may be terminated by the Company at any time without Cause upon sixty (60) days prior written notice given to the Executive. Upon such termination the Company shall have no further obligations or liability hereunder, except to pay the Executive the amount of the Base Salary accrued but unpaid to the date of termination and the Severance Pay (as hereinafter defined). The Company reserves the right to relieve the Executive of his duties any time during the 60-day notice period without affecting his right to compensation and other benefits during this notice period.

(3) The Contract Period may be terminated by the Executive in the event that the Board of Directors: (1) substantially diminishes the Executive’s duties and responsibilities under this Agreement; or (2) relocates the office that the Executive is to work outside of the Austin/San Antonio Corridor, Texas area, in either case the Executive may terminate the Contract Period upon ninety (90) days prior written notice to the Board of Directors (each a “Good Reason Termination”) provided, that a Good Reason Termination shall not be considered a voluntary termination of employment with the Company by Executive. The Company reserves the right to relieve the Executive of his duties any time during the 90-day notice period without affecting his right to compensation and other benefits during this notice period.

(4) The Contract Period may be terminated by the Executive voluntarily upon sixty (60) days prior written notice (a “Voluntary Termination”). In the event of a Voluntary Termination, the Executive shall be entitled to only such amounts as the Executive would be entitled to if the Company had terminated the Executive for Cause. The Company reserve the right to relieve the Executive of his duties any time during the 60-day notice period without affecting his right to compensation and other benefits during this notice period.

(5) In the event the Contract Period shall be terminated by the Company without Cause or by the Executive pursuant to a Good Reason Termination, the obligations of the Company to the Executive hereunder shall be canceled and the Company shall pay to Executive severance payments in an amount equal to his then current Base Salary (“Severance Pay”) for the Severance Period. The “Severance Period” shall be a period equal to the greater of (i) twenty-four (24) months less the number of months Executive is employed after the date of execution of this Agreement; or (ii) twelve (12) months. The Severance Pay shall be payable in equal monthly installments over the Severance Period, less applicable deductions, except as provided in subsection (b) below. The Company will continue the Executive’s then current insurance and health care coverages provided for in Section 5 during the Severance Period or until Executive receives equivalent benefits from his next permanent, full time employer, at which time the Company may cancel Executive’s insurance and health care benefits (“Benefit Continuation”).

(a) The payment of Severance Pay and Benefit Continuation shall be conditioned upon the delivery to the Company of a release of claims in a form satisfactory to the Board of Directors.

(b) During the Severance Period, Executive’s Severance Pay shall be reduced on a dollar-for-dollar basis by any wages received by Executive during the Severance Period as a result of his next permanent, full time employment relationship. Executive promises and agrees to promptly advise the Company of the amount of such wages received by him during the Severance Period.

11. Restrictive Covenants.

a) Confidential Information/Noncompetition/Nonsolicitation. At all times during or after the Contract Period until the conclusion of the “Restricted Period”, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses and shall not in any manner, directly or indirectly, use for his own benefit or the benefit of any other Person, nor disclose, divulge, render or offer, any information, except on behalf of the Company in the course of the proper performance of the Executive’s duties or except as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required.). For the purposes of this Agreement, “Confidential Information” means all information, observations and data (whether in human or machine readable form) obtained by the Executive while employed by the Company concerning the business or affairs of the Company, or any other affiliate, including any information pertaining to the Company’s business which is not generally known in the telecommunications industry, including, but not limited to, customer list, client lists, accounts, methods of conducting business and competing in the marketplace, corporate goals, strategic planning, trade secrets, internal processes, designs, design information, products, inventions, innovations, improvements, developments, methods, analyses, drawings, reports, and all similar or related information which related or relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive, whether prior to or during the Contract Period, data, research and development plans and activities, equipment modifications, techniques, software and computer programs and derivative works, business and marketing plans, projections, sales data and reports, confidential evaluations, compilations and/or analyses of technical or business information, profit margins, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, strategic plans, training materials, internal financial information, operating and financial data and projections, names and addresses of customers, inventory lists, sources of supplies, supply lists, employee lists, mailing lists, and information concerning relationships between the Company and its employees or customers which gives or may give the Company an advantage over competitors, and all other information owned by the Company which is not public information.

b) Company Policies. While employed by the Company, the Executive shall comply with the rules and policies of the Company.

c) Noncompetition. The Executive acknowledges and agrees that as a result of the performance of the Executive’s duties for the Company, the Executive has and will become aware of the identity of the Company’s Confidential Information. During the “Restricted Period” (as defined below), the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any Person or business which is in competition with the business the Company has conducted prior to the termination of Executive’s employment with the Company or any business that the Company has funded planning for at the time of such termination of employment in any geographic area where such business is being conducted during such period. Ownership, for personal investment purposes only, of not more than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. For purposes of this Agreement, the “Restricted Period” shall mean all periods during which the Executive is employed by the Company and the Severance Period, provided, that if there is no Severance Period, the Restricted period shall be (i) six (6) months after the Executive’s employment is terminated for Cause; and (ii) twelve (12) months after a Voluntary Termination.

d) Nonsolicitation of Customers. The Executive acknowledges and agrees that as a result of the performance of the Executive’s duties for the Company, the Executive has and will become aware of the identity of the Company’s customers, clients, accounts and confidential and proprietary methods of conducting business and competing in the marketplace as well as

Company marketing strategies, corporate goals, strategic planning and other similar Company confidential information. Except for the direct benefit of the Company, while employed by the Company and for the duration of the Restricted Period, the Executive will not, directly or indirectly, solicit business from any customer of the Company or its Affiliates.

e) Nonsolicitation of Employees. While employed by the Company and for the duration of the Restricted Period, the Executive will not, directly or indirectly, solicit for employment (by other than the Company) any Person employed by the Company or its affiliates engaged in an internet or intranet related business.

f) Injunctive Relief. The Executive acknowledges that a violation on the Executive’s part of any of the covenants contained in this Section 11 would cause immeasurable and irreparable damage to the Company and that the recovery by the Company of money damages for such breach will not constitute an adequate remedy for such breach. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have, and that Executive expressly waives the defense in any equitable proceeding that there is an adequate remedy in law for any such breach. The Executive and the Company agree that the covenants contained in this Section 11 have been negotiated with the advice of counsel. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision this Section 11 is void or constitutes an unreasonable restriction against the Executive, the provisions of this Section 11 shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Any portion of this Section 11 not required to be so modified shall remain in full force and effect and not be affected thereby.

g) “Person” defined. For the purpose of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive shall be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

13. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Executive all rights to receive payments hereunder and rights provided in Section 7(b)(2) shall become rights of the Executive’s estate.

14. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

15. Counterparts; Headings, Severability. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof. Any provision, or clause of any provision, of this Agreement that may be found to be contrary to applicable law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party to this Agreement. Upon the determination that such provision or clause is contrary to applicable law or otherwise unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

16. Entire Agreement. As of the Effective Date, this instrument contains the entire agreement of the parties pertaining to the subject matter contained in it and supersedes and is in lieu of any and all other employment arrangements between Executive and the Company.

17. Governing Law. This Agreement shall be governed by the laws of the State of Texas (other than the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRANDE COMMUNICATIONS, INC.

By:	/s/ James M. Mansour

Name:	James M. Mansour
Title:	CHAIRMAN

/s/ William E. Morrow

Executive